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                                                                      EXHIBIT 5

                                 [LETTERHEAD]

                                                               November 1, 1996

The Board of Directors of
  Sento Technical Innovations Corporation
311 North State Street
Orem, Utah 84057

    Re:  Sento Technical Innovations Corporation
         Registration Statement on Form S-1

Gentlemen:

    As counsel to Sento Technical Innovations Corporation, a Utah corporation (the "Company"), in connection with the sale by certain selling shareholders of the Company (the "Selling Shareholders") of up to 1,096,214 shares (the "Shares") of the Common Stock of the Company and the filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, for registration of the Shares, we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

    Based upon and subject to the foregoing, we are of the opinion that the Shares being offered by the Selling Shareholders pursuant to the Registration Statement are legally issued, fully paid and nonassessable.

    We hereby consent to the reference to our firm under "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.


                                           KIMBALL, PARR, WADDOUPS, BROWN & GEE